News Release

For Immediate Release:	For More Information,
January 29, 2009	Contact: Jerry L. Ocheltree
910-576-6171

First Bancorp Reports
Fourth Quarter and Annual Earnings

TROY, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced fourth quarter net income today of $5,001,000, or $0.30 per diluted share, compared to $5,762,000, or $0.40 per diluted share, for the fourth quarter of 2007, a decrease in earnings per share of 25.0%.   Net income for the year ended December 31, 2008 was $22,005,000, or $1.37 per diluted share, compared to net income of $21,810,000, or $1.51 per diluted share, reported for 2007, a decrease of 9.3% in earnings per share.

The 2008 earnings reflect the impact of the acquisition of Great Pee Dee Bancorp, which had $213 million in total assets as of the acquisition date of April 1, 2008, and resulted in the issuance of 2,059,091 shares of First Bancorp common stock.

Key performance ratios for the three months ended December 31, 2008 include:

•	Return on average assets of 0.76%
•	Return on average equity of 8.85%
•	Annualized net charge-offs to average loans of 0.38%
•	Nonperforming assets to total assets at period end of 1.14%

Net Interest Income and Net Interest Margin

Net interest income for the fourth quarter of 2008 amounted to $22.5 million, a 9.5% increase over the fourth quarter of 2007.  Net interest income for the year ended December 31, 2008 amounted to $86.6 million, a 9.2% increase from 2007.

The increases in net interest income during 2008 were primarily due to growth in loans and deposits.  Also, during the second, third and fourth quarters of 2008, the Company recorded non-cash net interest income purchase accounting adjustments related to the Great Pee Dee acquisition totaling $366,000 in each quarter, which increased net interest income.  The largest of the adjustments relates to recording the Great Pee Dee time deposit portfolio at fair market value.  This adjustment was $1.1 million and is being amortized to reduce interest expense over a total of eleven months, or $100,000 per month, until March 2009.

The impact of the growth in loans and deposits on net interest income was partially offset by a decline in the Company’s net interest margin (tax-equivalent net interest income divided by average earning assets).  The Company’s net interest margin for the fourth quarter of 2008 was 3.70%, a 28 basis point decline from the 3.98% margin realized in the fourth quarter of 2007.  The Company’s net interest margin for 2008 was 3.74% compared to 4.00% for 2007.  The Company’s net interest margin has been negatively impacted by the Federal Reserve lowering interest rates by a total of 500 basis points from September 2007 to December 2008.  When interest rates are lowered, the Company’s net interest margin declines, at least temporarily, as most of the Company’s adjustable rate loans reprice downward immediately, while rates on the Company’s customer time deposits are fixed, and thus do not adjust downward until they mature.

During the fourth quarter of 2008, the Federal Reserve announced a series of interest rate cuts – a 50 basis point cut on October 8, 2008, another 50 basis point cut on October 30, 2008, and a 75 basis point cut on December 16, 2008, bringing interest rates to historic lows.  As a result of these interest rate cuts, the Company’s net interest margin of 3.70% realized for the fourth quarter of 2008 was a nine basis point decrease from the margin realized in the third quarter of 2008.  As a continuing result of these rate cuts, the Company expects that its net interest margin will decline further in the first quarter of 2009.

Provision for Loan Losses and Asset Quality

The Company’s provision for loan losses amounted to $3,437,000 in the fourth quarter of 2008 compared to $1,475,000 in the fourth quarter of 2007.  The provision for loan losses for the year ended December 31, 2008 was $9,880,000 compared to $5,217,000 recorded in 2007.  The higher provisions in 2008 are primarily related to negative trends in asset quality.

Although the Company has no subprime exposure, the current economic environment has resulted in an increase in the Company’s delinquencies and classified assets.  At December 31, 2008, the Company’s nonperforming assets were $31.4 million compared to $10.8 million at December 31, 2007.  At December 31, 2008, approximately $4.3 million of the Company’s nonaccrual loans outstanding related to loans assumed in the acquisition of Great Pee Dee.  The total amount of recorded receivables related to those loans was $8.8 million at December 31, 2008, the balances of which were written down as of the date of the acquisition by $4.6 million in accordance with applicable accounting requirements.

The Company’s nonperforming assets to total assets ratio was 1.14% at December 31, 2008 compared to 0.47% at December 31, 2007.  The Company’s ratio of annualized net charge-offs to average loans was 0.38% for the fourth quarter of 2008 compared to 0.17% in the fourth quarter of 2007.  For the year ended December 31, 2008, the Company’s ratio of net charge-offs to average loans was 0.24% compared to 0.16% for 2007.

Although the Company’s asset quality ratios discussed above reflect unfavorable trends, they compare favorably to those typical of the Company’s peers based on public information available.  The table below shows how the Company’s ratios compare to data reported by the Federal Reserve for all bank holding companies with between $1 billion and $3 billion in assets at September 30, 2008 (the most recent information available):

	First Bancorp	Peer Average
Nonperforming assets to total assets at 9/30/08	0.89%	1.77%
Annualized net charge-offs to average loans through 9/30/08	0.17%	0.47%

Noninterest Income

Noninterest income amounted to $5.0 million for the fourth quarter of 2008, a 2.8% decrease compared to the fourth quarter of 2007.  Noninterest income for the year ended December 31, 2008 amounted to $21.1 million, a 14.3% increase over 2007.  The positive variance in noninterest income for the twelve months ended December 31, 2008 primarily relates to increases in service charges on deposit accounts.  These higher service charges were primarily associated with the Company expanding the availability of its customer overdraft protection program in the fourth quarter of 2007 to include debit card purchases and ATM withdrawals.  Previously the overdraft protection program, in which the Company charges a fee for honoring payments on overdrawn accounts, only applied to written checks.

Noninterest Expenses

Noninterest expenses amounted to $16.1 million in the fourth quarter of 2008, a 7.2% increase over the fourth quarter of 2007.  Noninterest expenses for the year ended December 31, 2008 amounted to $62.7 million, an 8.8% increase from 2007.  These increases are primarily attributable to the Company’s growth, including the April 1, 2008 acquisition of Great Pee Dee.  Additionally, the Company recorded FDIC insurance expense of $315,000 and $1,154,000 for the three and twelve month periods ended December 31, 2008, respectively, compared to none for the same periods in 2007, as a result of the FDIC recently beginning to charge for FDIC insurance again in order to replenish its reserves.

Based on recently published FDIC guidance, the Company’s FDIC insurance expense is expected to increase by $1.8 million in 2009.  Additionally, based on preliminary actuarial reports, the Company expects its pension expense to increase by $1.3 million in 2009, primarily as a result of investment losses experienced by the pension plan’s assets in 2008.

The Company’s effective tax rate was 37%-38% for each of the three and twelve month periods ended December 31, 2008 and 2007.

Balance Sheet Growth

During the fourth quarter of 2008, loans outstanding decreased by $363,000, while deposits increased by $52 million.  The deposit category with the largest amount of growth was brokered CD’s, which had interest rates meaningfully lower than the interest rates being offered by several local competitors in the Company’s marketplace.  The Company’s brokered CD’s amounted to $79 million at December 31, 2008, compared to $47 million at September 30, 2008 and $0 at December 31, 2007.  The $79 million in brokered CD’s at December 31, 2008 represented only 3.8% of the Company’s total deposits.

Total assets at December 31, 2008 amounted to $2.8 billion, 18.7% higher than a year earlier.  Total loans at December 31, 2008 amounted to $2.2 billion, a 16.7% increase from a year earlier, and total deposits amounted to $2.1 billion at December 31, 2008, a 12.9% increase from a year earlier.  The Company completed the acquisition of Great Pee Dee Bancorp on April 1, 2008, which had $188 million in loans, $148 million in deposits, and $213 million in assets on that date.

Comments of the President and Other Business Matters

Jerry L. Ocheltree, President and CEO of First Bancorp, commented on the quarter’s results, “In light of the current economic environment, I am pleased with the results we are reporting.  We remain a profitable and sound institution, with $22 million in earnings for the year and asset quality that compares favorably to that of our peers.”

Mr. Ocheltree continued, “On January 9, 2009, we sold $65 million in preferred stock to the United States Treasury under the Capital Purchase Program, a program designed to attract broad participation by healthy banking institutions to help stabilize the financial system and increase lending for the benefit of the U.S. economy.  Although we were classified as “well-capitalized” by all regulatory measures prior to the sale of the preferred stock, the capital markets that we have utilized in the past to help finance our growth have not been available during this economic downturn.  This new capital, which is being offered at attractive financial terms, will better allow us to continue to meet the credit needs of the communities we serve.”

“Over our 74 year history, we have taken great pride in providing loans to the good citizens of the communities we serve.  If you need a loan, we hope you’ll visit your nearest First Bank branch.  We are eager to serve you,” Mr. Ocheltree concluded.

Mr. Ocheltree noted the following corporate developments and additional information:

•
On January 9, 2009, the Company completed the sale of $65 million of preferred stock to the U.S. Treasury Department under the Treasury’s Capital Purchase Program. The preferred stock issued to the Treasury will pay a dividend of 5% for the first five years and 9% thereafter.  As part of the program, the Treasury also received warrants that give the Treasury the option for the next ten years to purchase a total of 616,308 shares of First Bancorp common stock at an exercise price of $15.82.

•	On January 2, 2009, the Company consolidated its “Primer Banco” branch located in Asheboro with an existing Asheboro First Bank branch located at 2005 North Fayetteville Street.

•
On December 16, 2008, the Company announced a quarterly cash dividend of 19 cents per share payable on January 23, 2009 to shareholders of record on December 31, 2008.  This is the same dividend rate the Company paid in the comparable quarter in 2007.

•	In March 2009, the Company expects to open a second branch in Florence, South Carolina located at 2107 West Evans Street.

•	There was no stock repurchase activity during 2008.

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $2.8 billion.  Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 74 branches, with 63 branches operating in a 21-county market area in the central piedmont and coastal regions of North Carolina, 6 branches in South Carolina (Cheraw, Dillon, Florence, and Latta), and 5 branches in Virginia (Abingdon, Dublin, Fort Chiswell, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.  For additional financial data, please see the attached Financial Summary.

This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” or other statements concerning opinions or judgments of the Company and its management about future events.  Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.  For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent report on Form 10-K.

First Bancorp and Subsidiaries
Financial Summary

	Three Months Ended December 31,		Percent
($ in thousands except per share data - unaudited)	2008	2007	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$34,569	$35,903
Interest on investment securities	1,983	1,857
Other interest income	81	554
Total interest income	36,633	38,314	-4.4%
Interest expense
Interest on deposits	12,307	15,308
Other, primarily borrowings	1,817	2,443
Total interest expense	14,124	17,751	-20.4%
Net interest income	22,509	20,563	9.5%
Provision for loan losses	3,437	1,475	133.0%
Net interest income after provision for loan losses	19,072	19,088	-0.1%
Noninterest income
Service charges on deposit accounts	3,387	3,188
Other service charges, commissions, and fees	1,030	1,360
Fees from presold mortgages	212	286
Commissions from financial product sales	378	334
Data processing fees	27	52
Securities gains (losses)	-	-
Other gains (losses)	(73)	(117)
Total noninterest income	4,961	5,103	-2.8%
Noninterest expenses
Personnel expense	8,856	8,700
Occupancy and equipment expense	2,132	1,965
Intangibles amortization	107	93
Other operating expenses	4,981	4,241
Total noninterest expenses	16,076	14,999	7.2%
Income before income taxes	7,957	9,192	-13.4%
Income taxes	2,956	3,430	-13.8%
Net income	$5,001	5,762	-13.2%

Earnings per share - basic	$0.30	0.40	-25.0%
Earnings per share - diluted	0.30	0.40	-25.0%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$22,509	20,563
Tax-equivalent adjustment (1)	166	155
Net interest income, tax-equivalent	$22,675	20,718	9.4%

(1)
This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax exempt status.  This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries
Financial Summary - Page 2

	Twelve Months Ended December 31,		Percent
($ in thousands except per share data - unaudited)	2008	2007	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$138,878	139,323
Interest on investment securities	7,973	7,014
Other interest income	1,011	2,605
Total interest income	147,862	148,942	-0.7%
Interest expense
Interest on deposits	53,241	59,553
Other, primarily borrowings	8,062	10,105
Total interest expense	61,303	69,658	-12.0%
Net interest income	86,559	79,284	9.2%
Provision for loan losses	9,880	5,217	89.4%
Net interest income after provision for loan losses	76,679	74,067	3.5%
Noninterest income
Service charges on deposit accounts	13,535	9,988
Other service charges, commissions, and fees	4,842	5,158
Fees from presold mortgages	869	1,135
Commissions from financial product sales	1,552	1,511
Data processing fees	167	204
Securities gains (losses)	(14)	487
Other gains (losses)	156	(10)
Total noninterest income	21,107	18,473	14.3%
Noninterest expenses
Personnel expense	35,446	33,670
Occupancy and equipment expense	8,280	7,604
Intangibles amortization	416	374
Other operating expenses	18,519	15,932
Total noninterest expenses	62,661	57,580	8.8%
Income before income taxes	35,125	34,960	0.5%
Income taxes	13,120	13,150	-0.2%
Net income	$22,005	21,810	0.9%

Earnings per share - basic	$1.38	1.52	-9.2%
Earnings per share - diluted	1.37	1.51	-9.3%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$86,559	79,284
Tax-equivalent adjustment (1)	658	554
Net interest income, tax-equivalent	$87,217	79,838	9.2%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries
Financial Summary - Page 3

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
PERFORMANCE RATIOS (annualized)
Return on average assets	0.76%	1.04%	0.89%	1.02%
Return on average equity	8.85%	13.01%	10.44%	12.77%
Net interest margin - tax equivalent (1)	3.70%	3.98%	3.74%	4.00%
Efficiency ratio - tax equivalent (1) (2)	58.17%	58.09%	57.85%	58.57%
Net charge-offs to average loans	0.38%	0.17%	0.24%	0.16%
Nonperforming assets to total assets (period end)	1.14%	0.47%	1.14%	0.47%

SHARE DATA
Cash dividends declared	$0.19	0.19	$0.76	0.76
Stated book value	13.27	12.11	13.27	12.11
Tangible book value	9.18	8.56	9.18	8.56
Common shares outstanding at end of period	16,573,826	14,377,981	16,573,826	14,377,981
Weighted average shares outstanding - basic	16,555,051	14,376,755	15,980,533	14,378,279
Weighted average shares outstanding - diluted	16,584,871	14,450,480	16,027,144	14,468,974

CAPITAL RATIOS
Shareholders’ equity to total assets	7.99%	7.51%	7.99%	7.51%
Tangible equity to tangible assets	5.67%	5.43%	5.67%	5.43%
Tier I leverage ratio	8.10%	8.00%	8.10%	8.00%
Tier I risk-based capital ratio	9.40%	9.17%	9.40%	9.17%
Total risk-based capital ratio	10.65%	10.30%	10.65%	10.30%

AVERAGE BALANCES (in thousands)
Total assets	$2,602,205	2,204,247	$2,484,296	2,139,576
Loans	2,212,119	1,872,983	2,117,028	1,808,219
Earning assets	2,440,535	2,063,972	2,329,025	1,998,428
Deposits	2,031,877	1,836,644	1,985,332	1,780,265
Interest-bearing liabilities	2,126,035	1,776,489	2,019,256	1,726,002
Shareholders’ equity	224,703	175,675	210,810	170,857

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)	Calculated by dividing noninterest expense by the sum of tax-equivalent net interest income plus noninterest income.

TREND INFORMATION
($ in thousands except per share data)

	For the Three Months Ended
	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007
INCOME STATEMENT
Net interest income - tax equivalent (1)	$22,675	22,950	21,664	19,928	20,718
Taxable equivalent adjustment (1)	166	165	163	164	155
Net interest income	22,509	22,785	21,501	19,764	20,563
Provision for loan losses	3,437	2,851	2,059	1,533	1,475
Noninterest income	4,961	5,434	5,337	5,375	5,103
Noninterest expense	16,076	15,470	16,344	14,771	14,999
Income before income taxes	7,957	9,898	8,435	8,835	9,192
Income taxes	2,956	3,701	3,157	3,306	3,430
Net income	5,001	6,197	5,278	5,529	5,762

Earnings per share – basic	0.30	0.38	0.32	0.38	0.40
Earnings per share – diluted	0.30	0.37	0.32	0.38	0.40

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries
Financial Summary - Page 4

PERIOD END BALANCES ($ in thousands)	December 31, 2008	September 30, 2008	December 31, 2007	One Year Change

Assets	$2,750,567	2,700,666	2,317,249	18.7%
Securities	187,183	182,487	151,754	23.3%
Loans	2,211,315	2,211,678	1,894,295	16.7%
Allowance for loan losses	29,256	27,928	21,324	37.2%
Intangible assets	67,780	67,887	51,020	32.8%
Deposits	2,074,791	2,022,822	1,838,277	12.9%
Borrowings	367,275	387,390	242,394	51.5%
Shareholders’ equity	219,868	219,354	174,070	26.3%

	For the Three Months Ended
YIELD INFORMATION (annualized)	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007

Yield on loans	6.22%	6.44%	6.53%	7.13%	7.61%
Yield on securities - tax equivalent (1)	4.63%	4.89%	5.39%	5.71%	5.27%
Yield on other earning assets	0.74%	2.18%	2.72%	3.49%	5.56%
Yield on all interest earning assets	6.00%	6.26%	6.38%	6.94%	7.39%

Rate on interest bearing deposits	2.72%	2.84%	3.10%	3.56%	3.78%
Rate on other interest bearing liabilities	2.22%	2.92%	3.05%	4.35%	5.64%
Rate on all interest bearing liabilities	2.64%	2.85%	3.09%	3.64%	3.96%

Interest rate spread - tax equivalent (1)	3.36%	3.41%	3.29%	3.30%	3.43%
Net interest margin - tax equivalent (2)	3.70%	3.79%	3.71%	3.79%	3.98%

Average prime rate	4.06%	5.00%	5.08%	6.22%	7.53%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)
Calculated by dividing annualized tax equivalent net interest income by average earning assets for the period.  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

ASSET QUALITY DATA ($ in thousands)	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007

Nonaccrual loans	$26,600	19,558	17,588	8,799	7,807
Accruing loans > 90 days past due	-	-	-	-	-
Total nonperforming loans	26,600	19,558	17,588	8,799	7,807
Other assets – primarily other real estate	4,832	4,565	2,934	3,289	3,042
Total nonperforming assets	$31,432	24,123	20,522	12,088	10,849
Net charge-offs to average loans - annualized	0.38%	0.18%	0.22%	0.18%	0.17%
Nonperforming loans to total loans	1.20%	0.88%	0.81%	0.45%	0.41%
Nonperforming assets to total assets	1.14%	0.89%	0.78%	0.51%	0.47%
Allowance for loan losses to total loans	1.32%	1.26%	1.20%	1.14%	1.13%